RESOLUTIONS OF THE BOARD OF DIRECTORS

OF

SILVER DRAGON RESOURCES INC.
(the "Corporation")

BE IT RESOLVED THAT:

1.

The Annual Meeting of the Shareholders of the Corporation be held on Tuesday September 23, 2008 at 10:30 a.m. at Novotel North York, 3 Park Home Avenue, 2nd Floor, North York, Ontario;

2.

The items that will be addressed at the Annual Meeting of the Shareholders will be as follows:

a.

The election of all five directors, each with a one-year term;

b.

The selection of SF Partnership, LLP as the Corporation’s auditor for the fiscal year ending December 31, 2008;

c.

Any other business that may properly be considered at the meeting or any adjournment of the meeting;

3.

All Shareholders of record at the close of business on August 15, 2008 (the Record Date) may vote at the Annual Meeting of the Shareholders.

THE FOREGOING RESOLUTIONS are hereby consented to by the directors of the Corporation, pursuant to the by-laws of the Corporation and the provisions of the General Corporations Law of the State of Delaware, as evidenced by their signatures hereto.

DATED this 14th day of August, 2008.

/s/ Marc Hazout	/s/ Colin Sutherland
MARC HAZOUT	COLIN SUTHERLAND

/s/ Glen Macmullin	/s/ Manuel Chan
GLEN MACMULLIN	MANUEL CHAN

/s/ Guoqiang Hao
GUOQIANG HAO